Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

                Jay M. Fuller and Clay Strittmatter hereby certify that:

1.             They are the President and Secretary, respectively, of American Residential Investment Trust, Inc., a Maryland corporation (the "Corporation").

2.             Article I, Section 1 of the current Amended and Restated Bylaws of the Corporation was amended and restated in its entirety to read as follows:

"1.           Annual Meeting.  The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its power, either at 10:00 a.m. on the third Tuesday of July in each year if not a legal holiday, or at such other time on such other day falling on or before the 31st day thereafter as shall be set by the Board of Directors.  Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice.  Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.  Meetings of stockholders shall be held at the principal office of the Corporation or at such place in the United States as is set forth from time to time by the Board of Directors."

3.             The foregoing amendment of the Amended and Restated Bylaws of the Corporation was duly approved by the Board of Directors of the Corporation as of May 9, 2002.

We hereby declare that the matters set forth in this Certificate are true and correct of our own knowledge.

Jay M. Fuller	Clay Strittmatter
President	Secretary